POWER OF ATTORNEY

KNOW ALL PEOPLE BY THESE PRESENTS that Advent International Corporation, a Delaware corporation with its principal place of business at 75 State Street, Boston, Massachusetts ("Advent"), hereby constitutes and appoints Richard Terranova (the "Attorney") as Advent's true and lawful attorney in its name and stead to execute and file on behalf of the Corporation in its corporate capacity and on behalf of the Corporation in its capacity as manager or general partner of any limited partnership or other entity managed directly or indirectly by the Corporation any (i) voting proxies and similar documents and (ii) federal, state, local and foreign filings required to be made to any governmental, regulatory or similar authority in connection with legal or regulatory matters, including but not limited to filings with the United States Securities and Exchange Commission and any "blue sky" or similar state regulatory filings, in each case provided such action or document has been approved by a member of the Corporation's legal or compliance department.

This Power of Attorney and the power and authority granted to the Attorney hereunder shall automatically terminate, without any further action on the part of Advent or the Attorney, on December 31, 2015, unless otherwise terminated earlier by Advent at any time in its sole discretion.

IN WITNESS WHEREOF, Advent has set its hand and seal this 12th day of June 2015.


                                     ADVENT INTERNATIONAL CORPORATION

                                     By: /s/ Andrew D. Dodge
                                         Andrew D. Dodge
                                         Title: Vice President